Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com

P R E S S R E L E A S E

First BanCorp Declares Common Dividend

and Provides Chairman’s Comments

SAN JUAN, Puerto Rico, February 12, 2009 — First BanCorp (the “Corporation”) (NYSE:FBP) announced today that its Board of Directors has approved the next payment of common stock dividends. Common stockholders of record as of March 15, 2009 will receive the 55th consecutive quarterly dividend payment declared by First BanCorp’s Board of Directors, in the amount of $0.07 per share payable on March 31, 2009.

Luis M. Beauchamp, Chairman and CEO of First BanCorp, commented, “The Corporation continues to pay quarterly dividends to its common stockholders despite the current economic climate. Our tangible book value per common share is above $10.00, we continue to gain market share in the key lines of business we serve, and our capital position is stronger than ever. Our Tier I Capital as of December 31, 2008, after giving pro forma effect to the $400 million of Preferred Stock issued to the U.S. Treasury, stands at approximately 14.45% or $1.1 billion above the well capitalized level.”

Beauchamp continued, “Puerto Rico has been in a recession for over three years. Nevertheless, the Corporation has remained profitable throughout. The management and the Board of Directors are confident that FirstBank and its affiliated companies will continue to navigate the current adverse economic scenario successfully. Although we cannot predict the future, we believe in the long-term prospects of the Corporation. This is evidenced by recent acquisitions of our stock by various senior officers and Board members.” Mr. Beauchamp concluded by stating, “We believe that the decline in market price may be due to various factors, including, among others, the reduced confidence level in the financial sector and Puerto Rico, the volatility of the global stock market, the high level of short sales by speculative investors and margin calls by brokerage houses.”

About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 194 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com .

Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Miami Corporate Banking operations and the construction and commercial loan portfolio in Puerto Rico, which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; changes in general economic conditions in the United States and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; risks associated with the soundness of other financial institutions; developments in technology; the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Contact
First BanCorp [NYSE: FBP]
Alan Cohen
Senior Vice President, Marketing and
Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com